Exhibit 4.11

AQUASITION CORP.

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of August 1, 2014 between and among (a) Aquasition Corp., a company organized and existing under the laws of the Republic of the Marshall Islands (the “Company”); (b) Aquasition Investments Corp., a company incorporated in the Republic of the Marshall Islands (“AQU Invest”); and (c) Cheung So Wa, an individual, and Chan Sun Keung, an individual (the “Principal Stockholders”). Each of the foregoing is referred to as a “party” and collectively as the “parties.” Capitalized terms not otherwise defined will have the meanings assigned to them in the Share Exchange Agreement.

RECITALS

WHEREAS, the Company, KBS International Holdings, Inc. (“KBS”), Hongri International Holdings, Ltd. (“Hongri”), and the Principal Stockholders have entered into that certain Share Exchange Agreement and Plan of Liquidation dated as of March 24, 2014 (the “Share Exchange Agreement”); and

WHEREAS, AQU Invest and the Principal Stockholders (collectively, the “Stockholders”) are or will be significant stockholders of the Company after the closing of the transactions contemplated by the Share Exchange Agreement; and

WHEREAS, Article IV(1) of the Company’s Amended and Restated Articles of Incorporation, as currently in effect, provides that the number of directors comprising the Company’s Board of Directors (the “Board”) shall be not less than two (2); and

WHEREAS, the Stockholders believe it is in their best interests to provide for the future voting of their shares of the Company’s capital stock with respect to the election of Board members and certain other matters as set forth below; and

WHEREAS, the obligations of the parties to the Share Exchange Agreement are conditioned upon the execution and delivery of this Agreement, as set forth in Section 2.6(b) of that Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth in this Agreement, the parties agree as follows:

AGREEMENT

1.                  Board Matters. During the term of this Agreement, to the extent they are entitled under the Company’s Restated Charter or applicable law to vote on any matter described herein, the Stockholders will vote all of the shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or with respect to which they exercise voting power (collectively, the “Shares”), as follows:

1.1              Board Size. The Stockholders will vote or cause to be voted, whether at a meeting of stockholders or by written consent, all of their respective Shares to ensure that the number of directors constituting the Board will be set and remain at seven (7) directors.

1.2              Election of Directors.

(a)                The Stockholders will vote or cause to be voted, whether at a meeting of stockholders or by written consent, all of their respective Shares to ensure that the following persons are elected to the Board: (i) three (3) persons nominated by a majority of the Shares held by the Principal Stockholders (“Principal Stockholders’ Directors”); (ii) one (1) person nominated by AQU Invest (the “AQU Director”); and (iii) three (3) persons nominated by agreement between the Principal Stockholders and AQU Invest.

(b)               One of the persons nominated by the Principal Stockholders pursuant to Section 1.2(a)(i), and each person nominated by agreement between the Principal Stockholders and AQU Invest under Section 1.2(a)(iii), must be an “independent director” under applicable laws, regulations and rules, and having experience with public companies listed in the United States and with the NASDAQ Rules.

1.3              Initial Directors.

(a)                The initial two persons nominated by the Principal Stockholders pursuant to Section 1.2(a)(i) will be Yan Ke Yan, Stanley Wong and Tristan Kuo.

(b)               The initial person nominated by AQU pursuant to Section 1.2(a)(ii) will be Stylianos Stergios Souyoutzoglou.

(c)                The initial three persons nominated by agreement between the Principal Stockholders and AQU Invest pursuant to Section 1.2(a)(iii) will be John Sano, Max Zhou, and Andrew Gaw.

(d)               Each of Tristan Kuo, John Sano, Max Zhou, and Andrew Gaw will be an “independent director” under applicable laws, regulations and rules, having experience with public companies listed in the United States and with the NASDAQ Rules, as contemplated by Section 1.2(b).

1.4              Vacancies. Any vacancy among the members of the Board will be filled by the appointment or election of a person nominated by the persons or groups entitled under Section 1.2 hereof to designate the vacating member. In the absence of any designation from the persons or groups with the right to designate a person for election to the Board pursuant to this Section 1.4 hereof, the member of the Board previously designated by such persons or groups and then serving will be re-elected if still eligible to serve as provided herein.

1.5              Removal of Directors. The Stockholders will vote or cause to be voted, whether at a meeting of stockholders or by written consent, all of their respective Shares to ensure that:

(a)                no member of the Board elected pursuant to Section 1.2 hereof will be removed from office unless such removal is directed or approved by the affirmative vote of the persons or groups entitled under Section 1.2 hereof to designate such member of the Board, or (ii) the persons or groups entitled to designate such member of the Board pursuant to Section 1.2 hereof are no longer entitled hereof to designate such member of the Board; and

(b)               upon the direction or affirmative vote of the persons or groups entitled under Section 1.2 hereof to designate a member of the Board, such member of the Board will be removed from office.

2.                  Special Voting Matters. Any acquisition by the Company or any subsidiary of any entity owned of record or beneficially more than five percent (5%) by either of the Principal Stockholders will require the approval of the AQU Director, which approval will not be unreasonably delayed or withheld.

3.                  Operational Cooperation. Unless determined otherwise by the AQU Director, the parties will cause the Directors nominated by them to ensure that:

3.1              Management of the Company will hold conference calls at least monthly with the Board of Directors.

3.2              The Company will implement enterprise resource planning (ERP) during 2014.

4.                  Successors in Interest of the Stockholders. The provisions of this Agreement will be binding upon the successors in interest of the Stockholders to any of the Stockholders’ Shares. The Company will not permit the transfer of any Stockholders’ Shares on its books or issue a new certificate representing any Stockholders’ Shares unless and until the person to whom such security is to be transferred will have executed a written agreement, satisfactory in form and substance to the Company, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Shareholder hereunder (and in such event, such person will be deemed a Shareholder hereunder). Any signed accession agreement to this Agreement by such successor will satisfy such purpose and, in such instance, no other signatory hereto (except the Company) will be required.

5.                  Covenants of the Company. The Company will use reasonable efforts to take all actions required to ensure that the rights given to the Stockholders hereunder are effective and that the Stockholders enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s reasonable efforts to cause the nomination of the designees, as provided herein, for election as directors of the Company. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Stockholders against impairment.

6.                  No Liability for Election of Recommended Directors. Neither the Company, the Stockholders, nor any officer, director, shareholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.                  Grant of Proxy; Power of Attorney. If a Shareholder fails to vote such Shareholder’s Shares or take such other action as may be required by the terms and conditions of this Agreement, such Shareholder, by execution of this Agreement, will be deemed to have granted to the Company a proxy and/or special power of attorney, and appointed the Company as such Shareholder’s attorney-in-fact, for the sole purpose of voting the Shares held by such Shareholder and executing and delivering, in the name and on behalf of such Shareholder, all consents, waivers, agreements and other documents required to be executed and delivered by such Shareholder pursuant to this Agreement. If the provisions of this Agreement be construed to constitute the granting of a proxy, such proxy will be deemed coupled with an interest and will be irrevocable for the term of this Agreement.

8.                  Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement will be specifically enforceable, and that any breach or threatened breach of this Agreement will be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

9.                  Termination. This Agreement will terminate upon as to any shareholder of the Company in the event such shareholder holds less than one-half of the Shares held by it on the date hereof.

10.              Amendments and Waivers. Any term hereof may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties affected thereby. Any amendment or waiver so effected will be binding upon the parties and their respective successors and assigns.

11.              Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued with respect to the Shares will become “Shares” for purposes of this Agreement, and will be endorsed with any legend required by this Agreement.

12.              Legends on Share Certificates. Each certificate representing any Shares will be endorsed by the Company with a legend reading substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST WILL BE DEEMED TO AGREE TO AND WILL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.

13.              Severability. If any provision of this Agreement is held to be illegal or unenforceable under applicable law, (a) such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms, and (b) the parties will, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares will be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

14.              Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.              Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement will impair any such right, power or remedy of such non-defaulting party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

16.              Governing Law. This Agreement will be governed by and construed under the laws of New York, without regard to the conflict of laws provisions thereof.

17.              Dispute Resolution. Article X of the Share Exchange Agreement, regarding arbitration of disputes, is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

18.              Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

19.              Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

20.              Successors and Assigns. The provisions hereof will inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

21.              Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

22.              Notices. Unless otherwise provided, any notice required or permitted under this Agreement will be given in writing, addressed to the parties at the addresses set forth below their signatures hereto or such other address as a party may have designated in writing to all other parties. All such notices and other written communications will be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by facsimile, upon receipt of appropriate written confirmation of receipt, or, if sent by mail, five (5) days after deposit with the United States Postal Service, or, if sent by air courier, one (1) day after deposit with a next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice.

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and year hereinabove first written.

“Company”

Aquasition Corp., a Marshall Islands company			“Principal Stockholders”

By:	/s/ Matthew Los		/s/ Cheung So Wa
	Print Name:	Matthew Los	Cheung So Wa, an individual
	Its:	Chief Executive Officer

/s/ Chan Sun Keung
“Aqua”			Chan Sun Keung, an individual

Aquasition Investments Corp, a Marshall Islands company

By:	/s/ Matthew Los
	Print Name:	Matthew Los
	Its:	Director

[Signature Page to Voting Agreement]